Exhibit 99.1

Cathay General Bancorp Announces Fourth Quarter and Full Year 2016 Results

LOS ANGELES, Jan. 25, 2017 /PRNewswire/ -- Cathay General Bancorp (the "Company", NASDAQ: CATY), the holding company for Cathay Bank, today announced net income of $48.0 million, or $0.60 per share, for the fourth quarter of 2016, and net income of $175.1 million, or $2.19 per share, for the year ended December 31, 2016.

FINANCIAL PERFORMANCE

	Three months ended			Year ended December 31,
	December 31, 2016	September 30, 2016	December 31, 2015	2016	2015
Net income	$48.0 million	$46.1 million	$41.4 million	$175.1 million	$161.1 million
Basic earnings per common share	$0.61	$0.58	$0.51	$2.21	$2.00
Diluted earnings per common share	$0.60	$0.58	$0.51	$2.19	$1.98
Return on average assets	1.37%	1.38%	1.27%	1.31%	1.34%
Return on average total stockholders' equity	10.52%	10.30%	9.40%	9.88%	9.52%
Efficiency ratio	45.39%	45.05%	49.22%	49.79%	49.15%

FULL YEAR HIGHLIGHTS

  Diluted earnings per share increased 17.6% to $0.60 per share for the fourth quarter of 2016 compared to $0.51 per share for the same quarter a year ago.
  Total loans increased $1.0 billion, or 10.2%, excluding loans held for sale, during 2016, to $11.2 billion at December 31, 2016, compared to $10.2 billion at December 31, 2015.
  Total assets for the year increased $1.2 billion to $14.5 billion at December 31, 2016 from $13.3 billion at December 31, 2015.

"In the fourth quarter of 2016, our gross loans, excluding loans held for sale, grew by $191 million to $11.2 billion. The loan growth for 2016 was $1.0 billion, representing an increase of 10.2% for the year. For the fourth quarter of 2016, our total deposits, increased $736 million to $11.7 billion compared to the third quarter. For 2016, total deposits grew by $1.2 billion representing an increase of 11.1% for the year. Also, in November 2016, we increased our dividend by 16.7% to $.21 per share from the $.18 per share paid previously," commented Pin Tai, Chief Executive Officer and President of the Company.

"The transaction to acquire Sinopac Bancorp, the parent of Far East National Bank, continues to progress and we expect it to be completed in the next several months," added Dunson Cheng, Executive Chairman of the Board of the Company.

FOURTH QUARTER INCOME STATEMENT REVIEW
Net income for the quarter ended December 31, 2016, was $48.0 million, an increase of $6.6 million, or 15.8%, compared to net income of $41.4 million for the same quarter a year ago. Diluted earnings per share for the quarter ended December 31, 2016, was $0.60 compared to $0.51 for the same quarter a year ago.

Return on average stockholders' equity was 10.52% and return on average assets was 1.37% for the quarter ended December 31, 2016, compared to a return on average stockholders' equity of 9.40% and a return on average assets of 1.27% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $10.5 million, or 10.5%, to $109.9 million during the fourth quarter of 2016 compared to $99.4 million during the same quarter a year ago. The increase was due primarily to an increase in interest income from loans, partially offset by an increase in interest expense from time and other deposits.

The net interest margin was 3.36% for the fourth quarter of 2016 compared to 3.30% for the fourth quarter of 2015 and 3.36% for the third quarter of 2016.

For the fourth quarter of 2016, the yield on average interest-earning assets was 4.00%, the cost of funds on average interest-bearing liabilities was 0.86%, and the cost of interest-bearing deposits was 0.69%. In comparison, for the fourth quarter of 2015, the yield on average interest-earning assets was 3.97%, the cost of funds on average interest-bearing liabilities was 0.89%, and the cost of interest-bearing deposits was 0.69%. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 3.14% for the quarter ended December 31, 2016, compared to 3.08% for the same quarter a year ago.

Reversal for credit losses

Reversal for credit losses was zero for the fourth quarter of 2016 compared to $3.0 million for the fourth quarter of 2015. The reversal for credit losses was based on a review of the appropriateness of the allowance for loan losses at December 31, 2016. A provision or reversal for credit losses represents a charge against or benefit toward current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company's loan portfolio, including unfunded commitments. The following table summarizes the charge-offs and recoveries for the periods indicated:

	Three months ended			Year ended December 31,
	December 31, 2016	September 30, 2016	December 31, 2015	2016	2015
	(In thousands)
Charge-offs:
Commercial loans	$ 920	$ 3,278	$ 9,672	$ 12,955	$ 16,426
Real estate loans (1)	118	4,626	227	5,948	4,001
Total charge-offs	1,038	7,904	9,899	18,903	20,427
Recoveries:
Commercial loans	$ 424	2,006	1,534	4,144	4,618
Construction loans	46	548	39	7,917	202
Real estate loans(1)	1,592	343	213	2,495	4,549
Total recoveries	2,062	2,897	1,786	14,556	9,369
Net charge-offs	$ (1,024)	$ 5,007	$ 8,113	$ 4,347	$ 11,058

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $8.0 million for the fourth quarter of 2016, a decrease of $1.4 million, or 14.9%, compared to $9.4 million for the fourth quarter of 2015.

Non-interest expense

Non-interest expense remained unchanged at $53.5 million in the fourth quarter of 2016 when compared to 2015. For the fourth quarter of 2016, amortization of investments in affordable housing and alternative energy partnerships decreased $5.4 million offset by a $3.9 million increase in salary and employee benefit expenses and a $1.0 million accrual for the reserve for off balance sheet commitments when compared to the same quarter a year ago. The efficiency ratio was 45.39% in the fourth quarter of 2016 compared to 49.22% for the same quarter a year ago.

Income taxes

The effective tax rate for the fourth quarter of 2016 was 25.4% compared to 28.8% for the fourth quarter of 2015. The effective tax rate includes the impact of the utilization of low income housing tax credits and alternative energy tax credits. Income tax expense for the fourth quarter of 2016 was reduced by $0.7 million in benefits from the exercise of stock options.

BALANCE SHEET REVIEW

Gross loans, excluding loans held for sale, were $11.2 billion at December 31, 2016, an increase of $1.0 billion, or 10.2%, from $10.2 billion at December 31, 2015, primarily due to increases of $511.7 million, or 26.5%, in residential mortgage loans, $484.0 million, or 9.1%, in commercial mortgage loans, and $106.5 million, or 24.1%, in real estate construction loans partially offset by decreases of $68.7 million, or 3.0%, in commercial loans. The loan balances and composition at December 31, 2016, compared to September 30, 2016, and to December 31, 2015, are presented below:

	December 31, 2016	September 30, 2016	December 31, 2015
	(In thousands)
Commercial loans	$ 2,248,187	$ 2,248,996	$ 2,316,863
Residential mortgage loans	2,444,048	2,329,402	1,932,355
Commercial mortgage loans	5,785,248	5,743,991	5,301,218
Equity lines	171,711	170,022	168,980
Real estate construction loans	548,088	515,236	441,543
Installment & other loans	3,993	2,810	2,493

Gross loans	$ 11,201,275	$ 11,010,457	$ 10,163,452

Allowance for loan losses	(118,966)	(117,942)	(138,963)
Unamortized deferred loan fees	(4,994)	(5,519)	(8,262)

Total loans, net	$ 11,077,315	$ 10,886,996	$ 10,016,227
Loans held for sale	$ 7,500	$ 4,750	$ 6,676

Total deposits were $11.7 billion at December 31, 2016, an increase of $736 million, or 6.7%, from $10.9 billion at September 30, 2016, and an increase of $1.2 billion, or 11.1% from $10.5 billion at December 31, 2015. The deposit balances and composition at December 31, 2016, compared to September 30, 2016, and to December 31, 2015, are presented below:

	December 31, 2016	September 30, 2016	December 31, 2015
	(In thousands)
Non-interest-bearing demand deposits	$ 2,478,107	$ 2,246,661	$ 2,033,048
NOW deposits	1,230,445	1,073,436	966,404
Money market deposits	2,198,938	2,131,190	1,905,719
Savings deposits	719,949	633,345	618,164
Time deposits	5,047,287	4,854,064	4,985,752
Total deposits	$ 11,674,726	$ 10,938,696	$ 10,509,087

ASSET QUALITY REVIEW

At December 31, 2016, total non-accrual loans were $49.7 million, an increase of $5.3 million, or 12.0%, from $44.4 million at September 30, 2016, and a decrease of $2.4 million, or 4.7%, from $52.1 million at December 31, 2015.

The allowance for loan losses was $119.0 million and the allowance for off-balance sheet unfunded credit commitments was $3.2 million at December 31, 2016, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded commitments. The $119.0 million allowance for loan losses at December 31, 2016, decreased $20.0 million, or 14.4%, from $139.0 million at December 31, 2015. The allowance for loan losses represented 1.06% of period-end gross loans, excluding loans held for sale, and 239.5% of non-performing loans at December 31, 2016. The comparable ratios were 1.37% of period-end gross loans, excluding loans held for sale, and 266.6% of non-performing loans at December 31, 2015. The changes in non-performing assets and troubled debt restructurings at December 31, 2016, compared to December 31, 2015, and to September 30, 2016, are highlighted below:

(Dollars in thousands)	December 31, 2016	December 31, 2015	% Change	September 30, 2016	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ -	$ -	-	$ -	-
Non-accrual loans:
Construction loans	5,458	16,306	(67)	5,507	(1)
Commercial mortgage loans	20,078	25,231	(20)	21,077	(5)
Commercial loans	15,710	3,545	343	9,251	70
Residential mortgage loans	8,436	7,048	20	8,524	(1)
Total non-accrual loans:	$ 49,682	$ 52,130	(5)	$ 44,359	12
Total non-performing loans	49,682	52,130	(5)	44,359	12
Other real estate owned	20,070	24,701	(19)	20,986	(4)
Total non-performing assets	$ 69,752	$ 76,831	(9)	$ 65,345	7
Accruing troubled debt restructurings (TDRs)	$ 65,393	$ 81,680	(20)	$ 86,555	(24)
Non-accrual loans held for sale	$ 7,500	$ 6,676	12	$ 4,750	58

Allowance for loan losses	$ 118,966	$ 138,963	(14)	$ 117,942	1

Total gross loans outstanding, at period-end (1)	$ 11,201,275	$ 10,163,452	10	$ 11,010,457	2

Allowance for loan losses to non-performing loans, at period-end (2)	239.45%	266.57%		265.88%
Allowance for loan losses to gross loans, at period-end (1)	1.06%	1.37%		1.07%

(1) Excludes loans held for sale at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

Troubled debt restructurings on accrual status totaled $65.4 million at December 31, 2016, compared to $81.7 million at December 31, 2015. These loans are classified as troubled debt restructurings as a result of granting a concession to borrowers. Although these loan modifications are considered troubled debt restructurings under Accounting Standard Codification 310-40 and Accounting Standard Update 2011-02, these loans have demonstrated sustained performance under the modified terms. The sustained performance considered by management includes the periods prior to the modification if the prior performance met or exceeded the modified terms as well as cash paid to set up interest reserves.

The ratio of non-performing assets, excluding non-accrual loans held for sale, to total assets was 0.5% at December 31, 2016, compared to 0.6% at December 31, 2015. Total non-performing assets decreased $7.0 million, or 9.2%, to $69.8 million at December 31, 2016, compared to $76.8 million at December 31, 2015, primarily due to a decrease of $2.4 million, or 4.7%, in non-accrual loans and a decrease of $4.6 million, or 18.7%, in other real estate owned.

CAPITAL ADEQUACY REVIEW

At December 31, 2016, the Company's common equity Tier 1 capital ratio of 12.84%, Tier 1 risk-based capital ratio of 13.85%, total risk-based capital ratio of 14.97%, and Tier 1 leverage capital ratio of 11.57%, calculated under the Basel III capital rules, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a common equity tier 1 capital ratio equal to or greater than 6.5%, a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2015, the Company's common equity Tier 1 capital ratio was 12.95%, Tier 1 risk-based capital ratio was 14.03%, total risk-based capital ratio was 15.30%, and Tier 1 leverage capital ratio was 11.95%.

FULL YEAR REVIEW

Net income for the year ended December 31, 2016, was $175.1 million, an increase of $14.0 million, or 8.7%, compared to net income of $161.1 million for the year ended December 31, 2015. Diluted earnings per share for the year ended December 31, 2016 was $2.19 compared to $1.98 for the year ended December 31, 2015. The net interest margin for the year ended December 31, 2016, was 3.38% compared to 3.39% for the year ended December 31, 2015.

Return on average stockholders' equity was 9.88% and return on average assets was 1.31% for the year ended December 31, 2016, compared to a return on average stockholders' equity of 9.52% and a return on average assets of 1.34% for the year ended December 31, 2015. The efficiency ratio for the year ended December 31, 2016, was 49.79% compared to 49.15% for year ended December 31, 2015.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its fourth quarter and year end 2016 financial results. The call will begin at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 48409980. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 34 branches in California, 12 branches in New York State, three in the Chicago, Illinois area, three in Washington State, two in Texas, one in Maryland, one in Massachusetts, one in Nevada, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our pending acquisition of SinoPac Bancorp, including the possibility that any of the anticipated benefits of the proposed acquisition will not be realized or will not be realized within the expected time period; the failure to satisfy conditions to completion of the proposed acquisition or the merger of Cathay Bank and Far East National Bank, including receipt of required regulatory approvals; the failure of the proposed acquisition or the merger of Cathay Bank and Far East National Bank to be completed for any reason; the inability to complete the proposed acquisition or the merger of Cathay Bank and Far East National Bank in a timely manner; the risk that integration of SinoPac Bancorp's and Far East National Bank's operations with those of the Company and Cathay Bank will be materially delayed or will be more costly or difficult than expected; the diversion of management's attention from ongoing business operations and opportunities; the challenges of integrating and retaining key employees; the effect of the announcement of the proposed acquisition on the Company's, SinoPac Bancorp's, Far East National Bank's or the combined companies' respective customer relationships and operating results; the possibility that the proposed acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2015 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended			Year ended December 31,
(Dollars in thousands, except per share data)	December 31, 2016	September 30, 2016	December 31, 2015	2016	2015

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 109,902	$ 103,824	$ 99,416	$ 417,870	$ 379,742
Reversal for credit losses	-	-	(3,000)	(15,650)	(11,400)
Net interest income after reversal for credit losses	109,902	103,824	102,416	433,520	391,142
Non-interest income	7,961	8,811	9,350	33,370	32,674
Non-interest expense	53,503	50,737	53,533	224,690	202,720
Income before income tax expense	64,360	61,898	58,233	242,200	221,096
Income tax expense	16,345	15,808	16,787	67,101	59,987
Net income	$ 48,015	$ 46,090	$ 41,446	175,099	161,109

Net income per common share
Basic	$ 0.60	$ 0.58	$ 0.51	$ 2.21	$ 2.00
Diluted	$ 0.60	$ 0.58	$ 0.51	$ 2.19	$ 1.98

Cash dividends paid per common share	$ 0.21	$ 0.18	$ 0.18	$ 0.75	$ 0.56

SELECTED RATIOS
Return on average assets	1.37%	1.38%	1.27%	1.31%	1.34%
Return on average total stockholders' equity	10.52%	10.30%	9.40%	9.88%	9.52%
Efficiency ratio	45.39%	45.05%	49.22%	49.79%	49.15%
Dividend payout ratio	34.79%	30.80%	35.21%	33.85%	28.11%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.00%	4.02%	3.97%	4.04%	4.06%
Total interest-bearing liabilities	0.86%	0.89%	0.89%	0.88%	0.88%
Net interest spread	3.14%	3.13%	3.08%	3.16%	3.18%
Net interest margin	3.36%	3.36%	3.30%	3.38%	3.39%

CAPITAL RATIOS	December 31, 2016	September 30, 2016	December 31, 2015
Common Equity Tier 1 capital ratio	12.84%	12.64%	12.95%
Tier 1 risk-based capital ratio	13.85%	13.67%	14.03%
Total risk-based capital ratio	14.97%	14.78%	15.30%
Tier 1 leverage capital ratio	11.57%	11.91%	11.95%
	.

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	December 31, 2016	September 30, 2016	December 31, 2015

Assets
Cash and due from banks	$ 218,017	$ 203,877	$ 180,130
Short-term investments and interest bearing deposits	967,067	791,757	536,880
Securities available-for-sale (amortized cost of $1,317,012 at December 31, 2016, $1,283,808 at September 30, 2016, and $1,595,723 at December 31, 2015)	1,314,345	1,298,469	1,586,352
Loans held for sale	7,500	4,750	6,676
Loans	11,201,275	11,010,457	10,163,452
Less: Allowance for loan losses	(118,966)	(117,942)	(138,963)
Unamortized deferred loan fees, net	(4,994)	(5,519)	(8,262)
Loans, net	11,077,315	10,886,996	10,016,227
Federal Home Loan Bank stock	17,250	18,900	17,250
Other real estate owned, net	20,070	20,986	24,701
Affordable housing investments and alternative energy partnerships, net	251,077	225,535	182,943
Premises and equipment, net	105,607	106,885	108,924
Customers' liability on acceptances	12,182	13,339	40,335
Accrued interest receivable	37,299	31,868	30,558
Goodwill	372,189	372,189	372,189
Other intangible assets, net	2,949	3,158	3,677
Other assets	117,902	120,080	147,284

Total assets	$ 14,520,769	$ 14,098,789	$ 13,254,126

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 2,478,107	$ 2,246,661	$ 2,033,048
Interest-bearing deposits:
NOW deposits	1,230,445	1,073,436	966,404
Money market deposits	2,198,938	2,131,190	1,905,719
Savings deposits	719,949	633,345	618,164
Time deposits	5,047,287	4,854,064	4,985,752
Total deposits	11,674,726	10,938,696	10,509,087

Securities sold under agreements to repurchase	350,000	350,000	400,000
Advances from the Federal Home Loan Bank	350,000	700,000	275,000
Other borrowings for affordable housing investments	17,662	17,705	18,593
Long-term debt	119,136	119,136	119,136
Acceptances outstanding	12,182	13,339	40,335
Other liabilities	168,524	166,474	144,197
Total liabilities	12,692,230	12,305,350	11,506,348
Commitments and contingencies	-	-	-
Stockholders' Equity
Common stock, $0.01 par value, 100,000,000 shares authorized, 87,820,920 issued and 79,610,277 outstanding at December 31, 2016, 87,090,319 issued and 78,879,676 outstanding at September 30, 2016, and 87,002,931 issued and 80,806,116 outstanding at December 31, 2015	878	871	870
Additional paid-in-capital	895,480	886,081	880,822
Accumulated other comprehensive income/(loss), net	(3,715)	1,903	(8,426)
Retained earnings	1,175,485	1,144,173	1,059,660
Treasury stock, at cost (8,210,643 shares at December 31, 2016, 8,210,643 at September 30, 2016, and 6,196,815 at December 31, 2015)	(239,589)	(239,589)	(185,148)

Total equity	1,828,539	1,793,439	1,747,778
Total liabilities and equity	$ 14,520,769	$ 14,098,789	$ 13,254,126

Book value per common share	$22.80	$22.57	$21.46
Number of common shares outstanding	79,610,277	78,879,676	80,806,116

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended			Year ended December 31,
	December 31, 2016	September 30, 2016	December 31, 2015	2016	2015
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 124,570	$ 118,500	$ 112,583	$ 473,782	$ 427,621
Investment securities	4,452	4,850	6,261	21,426	21,523
Federal Home Loan Bank stock	977	393	382	2,099	3,164
Deposits with banks	669	412	293	1,763	1,398

Total interest and dividend income	130,668	124,155	119,519	499,070	453,706

INTEREST EXPENSE
Time deposits	11,150	10,701	11,122	43,327	39,443
Other deposits	4,311	4,212	3,435	16,094	12,445
Securities sold under agreements to repurchase	3,633	3,828	3,977	15,329	15,813
Advances from Federal Home Loan Bank	217	134	113	659	487
Long-term debt	1,455	1,456	1,456	5,791	5,776

Total interest expense	20,766	20,331	20,103	81,200	73,964

Net interest income before reversal for credit losses	109,902	103,824	99,416	417,870	379,742
Reversal for credit losses	-	-	(3,000)	(15,650)	(11,400)

Net interest income after reversal for credit losses	109,902	103,824	102,416	433,520	391,142

NON-INTEREST INCOME
Securities gains/(losses), net	1,757	1,692	20	4,898	(3,349)
Letters of credit commissions	1,241	1,212	1,431	4,939	5,545
Depository service fees	1,369	1,401	1,345	5,478	5,348
Other operating income	3,594	4,506	6,554	18,055	25,130

Total non-interest income	7,961	8,811	9,350	33,370	32,674

NON-INTEREST EXPENSE
Salaries and employee benefits	26,035	22,881	22,156	97,348	89,960
Occupancy expense	4,728	4,734	4,599	18,315	17,018
Computer and equipment expense	2,417	2,337	2,513	9,777	9,828
Professional services expense	4,705	4,999	4,440	18,686	17,316
Data processing service expense	2,401	2,279	1,876	8,957	7,698
FDIC and State assessments	2,072	2,288	2,180	9,712	9,087
Marketing expense	1,778	1,516	1,349	5,092	4,926
Other real estate owned expense/(income)	244	(176)	253	856	(800)
Amortization of investments in low income housing and alternative energy partnerships	4,638	5,432	10,058	40,264	33,335
Amortization of core deposit intangibles	172	172	174	689	667
Other operating expense	4,313	4,275	3,935	14,994	13,685

Total non-interest expense	53,503	50,737	53,533	224,690	202,720

Income before income tax expense	64,360	61,898	58,233	242,200	221,096
Income tax expense	16,345	15,808	16,787	67,101	59,987
Net income	$ 48,015	$ 46,090	$ 41,446	175,099	161,109

Net income per common share:
Basic	$ 0.61	$ 0.58	$ 0.51	$ 2.21	$ 2.00
Diluted	$ 0.60	$ 0.58	$ 0.51	$ 2.19	$ 1.98

Cash dividends paid per common share	$ 0.21	$ 0.18	$ 0.18	$ 0.75	$ 0.56
Basic average common shares outstanding	79,171,401	78,865,860	80,981,582	79,153,762	80,563,577
Diluted average common shares outstanding	80,007,934	79,697,069	81,857,429	79,929,262	81,294,796

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	Three months ended
(In thousands)	December 31, 2016		September 30, 2016		December 31, 2015

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 11,080,313	4.47%	$ 10,670,253	4.42%	$ 10,091,207	4.43%
Taxable investment securities	1,339,848	1.32%	1,303,598	1.48%	1,499,861	1.66%
FHLB stock	18,290	21.25%	17,268	9.05%	17,250	8.79%
Deposits with banks	560,896	0.47%	294,292	0.56%	327,948	0.35%

Total interest-earning assets	$ 12,999,347	4.00%	$ 12,285,411	4.02%	$ 11,936,266	3.97%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,144,082	0.17%	$ 1,060,065	0.17%	$ 924,423	0.16%
Money market deposits	2,176,268	0.65%	2,117,831	0.66%	1,802,341	0.62%
Savings deposits	666,867	0.17%	627,912	0.16%	615,778	0.16%
Time deposits	4,982,911	0.89%	4,651,593	0.92%	5,067,000	0.87%
Total interest-bearing deposits	$ 8,970,128	0.69%	$ 8,457,401	0.70%	$ 8,409,542	0.69%
Securities sold under agreements to repurchase	350,000	4.13%	378,261	4.03%	400,000	3.94%
Other borrowed funds	148,675	0.58%	107,203	0.50%	67,609	0.66%
Long-term debt	119,136	4.86%	119,136	4.86%	119,136	4.85%
Total interest-bearing liabilities	9,587,939	0.86%	9,062,001	0.89%	8,996,287	0.89%

Non-interest-bearing demand deposits	2,400,404		2,254,123		1,993,135

Total deposits and other borrowed funds	$ 11,988,343		$ 11,316,124		$ 10,989,422

Total average assets	$ 13,992,093		$ 13,263,385		$ 12,919,839
Total average equity	$ 1,814,981		$ 1,779,852		$ 1,748,825

	Year ended,
(In thousands)	December 31, 2016		December 31, 2015

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 10,622,160	4.46%	$ 9,593,448	4.46%
Taxable investment securities	1,372,916	1.56%	1,378,641	1.56%
FHLB stock	17,516	11.98%	21,480	14.73%
Deposits with banks	345,136	0.51%	192,763	0.73%

Total interest-earning assets	$ 12,357,728	4.04%	$ 11,186,332	4.06%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,046,046	0.17%	$ 860,513	0.16%
Money market deposits	2,059,823	0.65%	1,677,065	0.60%
Savings deposits	636,422	0.16%	590,987	0.15%
Time deposits	4,810,746	0.90%	4,673,862	0.84%
Total interest-bearing deposits	$ 8,553,037	0.69%	$ 7,802,427	0.67%
Securities sold under agreements to repurchase	381,967	4.01%	400,822	3.95%
Other borrowed funds	126,720	0.52%	105,367	0.46%
Long-term debt	119,136	4.86%	119,136	4.85%
Total interest-bearing liabilities	9,180,860	0.88%	8,427,752	0.88%

Non-interest-bearing demand deposits	2,199,274		1,781,981

Total deposits and other borrowed funds	$ 11,380,134		$ 10,209,733

Total average assets	$ 13,331,148		$ 12,056,531
Total average equity	$ 1,772,017		$ 1,692,826

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CONTACT: Heng W. Chen, (626) 279-3652